UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[x]	Soliciting Material Pursuant to §240.14a-12

Telephone and Data Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If other than the Registrant)
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EXPLANATORY NOTE

The purpose of this Schedule 14A is to file a press release issued by Telephone and Data Systems, Inc. (TDS) on March 18, 2019.

IMPORTANT INFORMATION: TDS and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of TDS in connection with the TDS 2019 annual meeting of shareholders. Information regarding TDS directors and executive officers, and other persons who may also be deemed to be participants, and their respective interests in TDS by security holdings or otherwise is set forth in TDS’ proxy statement relating to its 2018 annual meeting, including schedules, as filed with the Securities and Exchange Commission (SEC) on April 11, 2018, which may be obtained free of charge at the SEC’s website at www.sec.gov and TDS’ website at www.tdsinc.com. There has been no material change to such directors, executive officers or other participants or their interests since that time, except to the extent noted in TDS’ filings with the SEC since that time. In addition, the class of other employees of TDS that may be employed in the solicitation of proxies include employees in investor relations and communications who report to the Senior Vice President - Corporate Relations and Corporate Secretary of TDS. The nature of their employment in such solicitations will be preparing communications (which will be filed with the SEC as required under Regulation 14A), responding to questions from shareholders and requesting shareholders to return proxies to TDS. Additional information concerning participants that may be soliciting proxies on behalf of the TDS board of directors and their respective interests in TDS by security holdings or otherwise will be included in the proxy statement filed by TDS in connection with its 2019 annual meeting of shareholders. The 2019 proxy statement, other solicitation materials and other reports that TDS files with the SEC, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from TDS on its website at www.tdsinc.com. TDS SHAREHOLDERS ARE ADVISED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER SOLICITATION MATERIALS FILED BY TDS IN CONNECTION WITH THE TDS 2019 ANNUAL MEETING OF SHAREHOLDERS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ELECTION OF DIRECTORS OF TDS AND OTHER MATTERS TO BE CONSIDERED AT THE 2019 ANNUAL MEETING OF SHAREHOLDERS.

TDS Nominates Wade Oosterman for Election to Its Board of Directors

CHICAGO, March 18, 2019 /PRNewswire/ -- Telephone and Data Systems, Inc. (NYSE:TDS) today announced that Wade Oosterman has been nominated for election to the board of directors. Mr. Oosterman will stand for election as an independent director at the company's annual meeting of shareholders, to be held May 23, 2019.
Mr. Oosterman is Vice Chair and Group President of BCE Inc. and Bell Canada, Canada’s largest communications service provider with more than CA$23 billion in annual operating revenue. In addition to his Vice Chair role, Mr. Oosterman also oversees Bell Media, Canada’s top broadcasting and content creation company, and is BCE’s Chief Brand Officer responsible for all advertising, promotional and sponsorship activities.
Mr. Oosterman has been instrumental in BCE’s transformation into Canada’s broadband communications leader across wireless, wireline and media segments, improving the customer experience, streamlining its cost structure and creating a clear, consistent brand identity that resonates with consumer and business customers.
Prior to joining Bell Canada, Oosterman was Chief Marketing and Brand Officer for TELUS Corp. and Executive VP, Sales and Marketing for national wireless provider TELUS Mobility. Prior to that, Oosterman was a co-founder of Clearnet Communications Inc., a successful independent wireless company that was sold to TELUS in 2000 for CA$6.6 billion.
"With his extensive knowledge and experience in all aspects of the telecommunications industry, Wade Oosterman will bring valuable insight and counsel to the TDS Board," said Walter Carlson, TDS Chairman. "We are delighted to have him join our board and believe he will serve all TDS shareholders with distinction."
"Wade Oosterman’s proven track record for delivering exceptional results in our industry will provide for meaningful contributions to the TDS board, including sound engagement with executive management," said LeRoy T. Carlson, Jr., TDS president and CEO. "His deep understanding of the importance of the customer experience and his ability to successfully navigate the rapidly changing telecommunications landscape align with TDS' values and strategy."
Oosterman has served on a number of boards of directors, including for Ingram Micro Inc., Virgin Mobile Canada and Clearnet. He currently serves as a director for Enstream, a joint venture of Canada’s largest wireless providers that develops identity verification services for mobile payments and other secure applications. Mr. Oosterman earned an MBA and BA from the prestigious Ivey School of Business at Canada’s Western University.
TDS’ esteemed director, Mitchell Saranow, is retiring from the board of directors at the 2019 Annual Meeting. He will become a director emeritus of TDS, effective when his term expires May 23, 2019, following the 2019 annual meeting.
"On behalf of the board, I thank Mitch for his many years of outstanding and distinguished service," said Walter Carlson. "Mitch has continuously made contributions to the board through his substantial knowledge and wise counsel, and I look forward to his continued participation on the board of directors as director emeritus."
About TDS
Telephone and Data Systems, Inc. (TDS), a Fortune 1000® company, provides wireless; cable and wireline broadband, TV and voice; and hosted and managed services to approximately 6 million connections nationwide through its businesses, U.S. Cellular, TDS Telecom, BendBroadband and OneNeck IT Solutions. Founded in 1969 and headquartered in Chicago, TDS employed 9,400 people as of December 31, 2018.
Visit investors.tdsinc.com for comprehensive financial information, including earnings releases, quarterly and annual filings, shareholder information and more.